Exhibit 4

                   Instruments Defining the Rights of Lenders

         The instruments defining the rights of the holders of the long-term debt encumbering the Grayson Square apartments are omitted, pursuant to the rules of Item 601(b)(4)(iii)(A) of Regulation S-K, because such debt is not being registered and the amount of the debt does not exceed 10% of the total assets of the registrant and its subsidiaries on a consolidated bases. The registrant agrees to furnish a copy of all instruments defining the rights of holders of the long-term debt upon the request of the Securities and Exchange Commission.